EXHIBIT 99.2

TORCHLIGHT ENERGY PRICES $2.3 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

Dallas, TX, January 14, 2020 – Torchlight Energy Resources, Inc. (NASDAQ: TRCH) (“Torchlight” or the “Company”), an oil and gas Exploration and Production (E&P) company, today announced the pricing of an underwritten public offering of 3,285,715 shares of its common stock at a public offering price of $0.70 per share. The gross proceeds will be $2.3 million, before deducting offering expenses. In addition, Torchlight has granted the underwriters a 45-day option to purchase up to 15% additional shares of common stock at the public offering price, less offering expenses, to cover over-allotments, if any.

Aegis Capital Corp. is acting as sole book-runner for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-220181) previously filed with the U.S. Securities and Exchange Commission (the "SEC"). A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering has been filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Torchlight Energy

Torchlight Energy Resources, Inc. (NASDAQ: TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company has assets focused in West and Central Texas where their targets are established plays such as the Permian Basin. For additional information on the Company, please visit www.torchlightenergy.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the Company's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that could cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Derek Gradwell
Investor Relations Consultant
Phone: 512-270-6990
Email: ir@torchlightenergy.com